EXHIBIT (4)(vi)

                                Minimum Premium Endorsement






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                                        ENDORSEMENT

This policy is amended as follows:

The following paragraph in the provision. Additional Premium Payments is deleted:

      You may make additional premium payments. Each additional premium payment must be at least $1000.00.

The following paragraph is added in place of the paragraph deleted above:

      You may make additional premium payments. Each additional premium payment must be at least $100.00.


For THE LIFE INSURANCE COMPANY OF VIRGINIA


                  Paul E. Rutledge, III

                        President